EXHIBIT 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE WESTERN DISTRICT OF PENNSYLVANIA

TIMOTHY STRUNKOR, derivatively,
on behalf of nominal defendant	)	Civil Action No: 05 1402
World Health Alternatives, Inc.	)
)
Plaintiff,	)
)
vs.	)
)
RICHARD E. MCDONALD, MARC ROUP,	)
JOHN C. SERCU, BRUCE HAYDEN,	)
FREDERICK R. JACKSON, SR.,	)
JOHN W. HIGBEE and	)
DASZKAL BOLTON LLP	)
)
Defendants,	)
)
and	)
)
WORLD HEALTH ALTERNATIVES, INC.,	)
)
Nominal Defendant.	)

SHAREHOLDER DERIVATIVE COMPLAINT

Plaintiff Timothy Strunkor (“Plaintiff”), derivatively and on behalf of Nominal Defendant World Health Alternatives, Inc., files this Verified Shareholder Derivative Complaint and alleges on information and belief, except as to those allegations that pertain to Plaintiff, which are alleged on personal knowledge, as follows:

INTRODUCTION

1. This is a shareholder derivative action brought by Plaintiff, a shareholder of World Health Alternatives, Inc. (“World Health” or the “Company”), against certain current or former officers and directors of World Health seeking to remedy the Individual Defendants’

violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement and waste of corporate assets that occurred from October 7, 2003 through the present (the “Relevant Period”) and that have caused substantial losses to World Health.

2. During the Relevant Period, defendants issued false and misleading financial statements and abrogated their obligations to the Company. On August 16, 2005, the Company announced the abrupt resignation of defendant Richard E. McDonald, ostensibly for “health and family reasons.” However, within days of his resignation however, the Company discovered numerous instances of improper transactions and accounting, which had defrauded the Company’s lenders and inflated the Company’s earnings and balance sheet.

JURISDICTION AND VENUE

3. This Court has jurisdiction over this action pursuant to 28 U.S.C. §1332(a)(2) in that Plaintiff and Defendants are citizens of different states and the matter in controversy exceeds $75,000.00, exclusive of interests and costs.

4. This Court also has jurisdiction over this action pursuant to 28 U.S.C. §1331(a)(2) as a federal question exists.

5. This action is not a collusive one designed to confer jurisdiction on a court of the United States that such Court would not otherwise have.

6. Venue is proper in this district because a substantial portion of the transactions and wrongs complained of herein—including the Individual Defendants’ participation in the wrongful acts detailed herein - occurred in this district, and World Health has its principal place of business at 777 Penn Center Boulevard, Suite 111, Pittsburgh, Pennsylvania 15235.

THE PARTIES

7. Plaintiff Timothy Strunkor is a resident of the State of Colorado. The Plaintiff is a shareholder of Nominal Defendant World Health.

8. Nominal Defendant World Health and its wholly owned subsidiaries provide medical, professional, and administrative staffing services to the healthcare industry in the United States. The Company’s staffing business primarily comprises nurse staffing, which includes registered nurses, licensed practical nurses, and certified nurse’s aides, allied health staffing, and physician staffing. It also provides support services staffing and information technology staffing for clients in the healthcare industry and other industries. The Company primarily offers its staffing services to acute care hospitals, including community hospitals, teaching institutions and trauma centers, private physicians’ practices, surgical and ambulatory care centers, nursing homes, pharmacies, medical clinics, and insurance companies located in or near metropolitan areas. World Health is a Florida incorporated company with its principal place of business located in Pittsburgh, Pennsylvania.

9. Defendant Richard E. McDonald (“McDonald”) is a resident of the Commonwealth of Pennsylvania. He was President and Principal Accounting Officer of World Health during the Relevant Period and served as Chief Executive Officer from June 23, 2004 until his resignation on August 16, 2005.

10. Defendant Marc D. Roup (“Roup”) is a resident of the Commonwealth of Pennsylvania. He was the Company’s Chief Executive Officer until his resignation on June 23, 2004.

11. Defendant John C. Sercu (“Sercu”) is a resident of the Commonwealth of Pennsylvania. He served as the Company’s Chief Operating Officer from May 2004 until he succeeded McDonald as acting Chief Executive Officer. He resumed his duties as Chief Operating Officer on September 15, 2005.

12. Defendant Bruce Hayden (“Hayden”) is a resident of the Commonwealth of Virginia. He served as the Company’s Chief Financial Officer from July 13, 2005 through August 24, 2005. Hayden was CFO of Xybernaut Corporation prior to being named as CFO of World Health and, as such, is a defendant in several Securities Class Actions and shareholder derivative suits relating to accounting violations at Xybernaut.

13. Defendant Frederick R. Jackson, Sr. (“Jackson”) is a resident of the Commonwealth of Pennsylvania. He served as a member of the Company’s Board of Directors throughout the Relevant Period.

14. Defendant John W. Higbee (“Higbee”) is a resident of the Commonwealth of Pennsylvania. He served as a member of the Company’s Board of Directors throughout the Relevant Period.

15. Defendants McDonald, Roup, Sercu, Jackson and Higbee are hereafter collectively referred to as the “Individual Defendants.”

16. Defendant Daszkal Bolton LLP (“Daszkal Bolton”) is a public accounting firm with its principal place of business at 2401 NW Boca Raton Boulevard, Boca Raton, Florida 33431. Daszkal Bolton served as World Health’s outside auditors for the fiscal years ended December 31, 2002, 2003, and 2004, and throughout the Relevant Period. In that connection, Daszkal Bolton issued audit reports on the Company’s publicly filed annual financial statements certifying: (i) that it had audited World Health’s financial statements in accordance with generally accepted auditing standards (“GARS”); (ii) that it had planned and performed its audits “to obtain reasonable assurance about whether the financial statements are free of material misstatement;” (iii) that, in its opinion, World Health’s financial statements “present fairly, in all material respects, the financial position” of World Health in conformity with generally accepted accounting principles (“GAAP”); and (iv) that it s audits provided “a reasonable basis for [its] opinions.”

17. As officers and controlling persons of a publicly-held company whose common stock was, and is, registered with the SEC pursuant to the Exchange Act, was traded on the OTC Bulletin Board, and governed by the provisions of the federal securities laws, the Individual Defendants each had a duty to disseminate prompt, accurate, and truthful information with respect to the Company’s financial condition and performance, growth, operations, financial statements, business, products, markets, management, earnings and present and future business prospects, and to correct any previously-issued statements that had become materially misleading or untrue, so that the market price of the Company’s publicly-traded securities would be based upon truthful and accurate information. The Individual Defendants’ misrepresentations and omissions during the Relevant Period violated these specific requirements and obligations.

18. The Individual Defendants participated in the drafting, preparation, and/or approval of the various public and shareholder and investor reports and other communications complained of herein and were aware of, or recklessly disregarded, the misstatements contained therein and omissions therefrom, and were aware of their materially false and misleading nature. Because of their Board membership and/or executive and managerial positions with World Health, each of the Individual Defendants had access to the adverse undisclosed information about World Health business prospects and financial condition and performance as particularized herein and knew (or recklessly disregarded) that these adverse facts rendered the positive representations made by or about World Health and its business issued or adopted by the Company materially false and misleading.

19. The Individual Defendants were able to (and did) control the content of the various SEC filings, press releases, and other public statements pertaining to the Company during the Relevant Period as a result of their positions of control and authority as officers and/or directors of the Company. Each Individual Defendant was provided with copies of the documents alleged herein to be misleading prior to or shortly after their issuance and/or had the ability and/or opportunity to prevent their issuance or to cause them to be corrected. Accordingly, each of the Individual Defendants is responsible for the accuracy of the public reports and releases detailed herein and is therefore primarily liable for the representations contained therein.

20. Each of the Individual Defendants is liable as a participant in a fraudulent scheme and course of business that deceived the investing public regarding World Health’s business, operations, management and the intrinsic value of World Health’s common stock.

INDIVIDUAL DEFENDANTS’ WRONGFUL COURSE OF CONDUCT

21. World Health was incorporated for the purpose of selling nutritional and similar products on the Internet. On February 20, 2003, World Health acquired 100% of the common stock of Better Solutions, Inc. (“Better Solutions”), a healthcare staffing company, from its founders and co-owners, defendants McDonald and Roup. In exchange, World Health provided McDonald and Roup with 33,000,000 shares of newly issued World Health common stock. As a result, Better Solutions became a wholly owned subsidiary of World Health, and McDonald and Roup became the controlling shareholders of World Health, owning approximately 82% of its outstanding shares. From the date of this transaction, the primary business of World Health was the Better Solutions healthcare staffing business.

22. As of March 31, 2003 World Health had assets totaling $245,727 and negative shareholders equity of $91,762. Sales for the three months ended March 31, 2003 totaled $942,887, and the Company reported a net loss of $395,016, or $0.01 per share.

23. On October 7, 2003 shares of World Health stock began to be traded on the OTC Bulletin Board, a national securities exchange system.

24. The Company grew rapidly between the date of the Better Solutions transaction and the end of the Relevant Period. This growth was fueled primarily by acquisitions and the opening of new offices. By October 2003, the Company had opened offices in Cleveland, Ohio and Boca Raton, Florida, in addition to its headquarters in Pittsburgh, Pennsylvania. On December 22, 2003, the Company announced that it had acquired the assets of Superior Staffing Solutions, Inc. (“SSSI”), a medical staffing company based in Pittsburgh, in exchange for an unspecified amount of cash and restricted stock. SSSI had sales of approximately $7 million in 2003, which were approximately double the sales of World Health excluding these sales.

25. The Company has grown largely through acquisitions. According to Dutton Associates, an equity research firm hired by the Company in 2004 and paid $55,000 for its public reporting services, the Company’s strategy was “to focus on growing through acquisition. The medical staffing industry is characterized by a large number of smaller one-city operators. This structure does not allow a staffing company to capitalize on the desire of hospital chains or groups to work with a larger multi-city organization that will provide consistent staffing services. In addition, considerable savings are available to multi-city operations through consolidation of back-office operations, advertising and recruiting. The Company believes that recent additions to corporate management, strengthening of its Board of Directors and robust computer systems help to make the Company able to absorb considerable growth through acquisition.”

26. In February 2004 the Company announced that it had signed a letter of intent to purchase a private, New England-based medical staffing company with sales of approximately $5.4 million in 2003. This announcement was followed by an announcement on March 4, 2004 that the Company had signed a letter of intent to purchase another privately held medical staffing company based in Orlando, Florida that had sales of approximately $6.3 million in 2003. On March 16, 2004 the Company announced yet another letter of intent, this time to acquire a Texas-based medical staffing company with sales of approximately $4.7 million during 2003. And on March 22, 2004 the Company announced the signing of a letter of intent to purchase a California-based medical staffing company with 2003 sales of $21 million and projected 2004 sales in excess of $50 million. These acquisitions were to be financed with a combination of cash, promissory notes and, in most cases, World Health stock.

27. For the quarter ended September 30, 2003 the Company reported sales of $945,761, a 38% increase over the same quarter in 2002. The Company reported gross profit of $460,000, a 113% increase over the third quarter of 2002. The Company reported net income of $143,717 for the quarter, compared to a loss of $19,364 reported in the third quarter of 2002. Total assets as of September 30, 2003 had increased to $333,713 from $266,696 as of September 30, 2002.

28. On March 25, 2004 the Company announced its results for the quarter and year ended December 31, 2003. For the fourth quarter of 2003, sales were $962,337, an increase of 19% over fourth quarter 2002 sales, which had totaled $808,929. Sales increased 32% for the year to $3,693,337. Gross profit increased to $1,599,794, from $1,015,046 for 2002. The

Company’s assets increased to $5,059,257 as of December 31, 2003, compared to just $266,696 at December 31, 2002. Shareholders’ equity at December 31, 2003 was $2,184,551, compared to $160,754 at the close of 2002.

29. The Company continued to show strong growth throughout 2004 and 2005 as a result of the continuous string of acquisitions and new office openings. On May 17, 2004 the Company announced its results for the quarter ended March 31, 2004. Sales increased to $1,680,745 from $942,887 reported in the same quarter of 2003. Gross profit doubled to $665,452 from $317,278 reported for the March quarter of 2003, although the Company reported a loss of ($0.01) per fully diluted share, the same as the prior year first quarter. Total assets at March 31, 2004 were $4,984,794, compared to $245,727 at March 31, 2003. Shareholders’ equity increased to $3,595,348 at March 31, 2004 as compared to ($91,762) at March 31, 2003.

30. The Form 10-QSB filed on May 17, 2004, reiterated the results stated in the press release and contained certifications pursuant to sections 302 and 906 of the Sarbanes Oxley Act of 2002 signed by Defendants McDonald and Roup. The certifications stated in pertinent part:

1.	I have reviewed this quarterly report on Form 10-QSB of World Health Alternatives, Inc;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.

4.	I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d -14) for World Health Alternatives, Inc. and have:

(i)	Designed such disclosure controls and procedures to ensure that material information relating to World Health Alternatives, Inc. is made known to me by others within the Company, particularly during the period in which the periodic reports are being prepared;

(ii)	Evaluated the effectiveness of World Health Alternatives, Inc.’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this report (“Evaluation Date”); and

(iii)	Presented in the report their conclusions about the effectiveness of the disclosure controls and procedures based on their evaluation as of the Evaluation Date;

5.	I have disclosed, based upon their most recent evaluation, to World Health Alternatives, Inc.’s auditors and the audit committee of the Company’s Board of Directors:

(i)	All significant deficiencies in the design or operation of internal controls which could adversely affect World Health Alternatives, Inc.’s ability to record, process, summarize and report financial data and have identified for World Health Alternatives, Inc.’s auditors any material weaknesses in internal control, and

(ii)	Any fraud, whether or not material, that involves management or other employees who have a significant role in World Health Alternatives, Inc.’s internal controls, and

6.	I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

and:

In connection with the Quarterly Report of World Health Alternatives, Inc. (the “Company”) on Form 10-QSB for the period ending March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

31. These certifications were false and misleading when made because the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition. The price of World Health stock closed on May 17, 2004 at $2.40 per share.

32. On May 19, 2004 the Company issued to defendant Sercu (the Company’s newly appointed Chief Operating Officer) 500,000 shares of the Company’s restricted common stock as part of his employment agreement, with an additional 500,000 shares contingently issuable upon the achievement of certain performance goals.

33. World Health continued its strategy of growth by acquisition in 2004. On August 5, 2004 the Company announced that it had signed a letter of intent to acquire a privately held medical staffing company based in the southeastern region of the United States. According to the announcement, the company to be acquired had sales of approximately $7 million in 2003, and projected sales of approximately $16 million for 2004. The Company followed this announcement with a similar announcement on October 27, 2004 that it would acquire the assets of a privately held medical staffing company in the northwestern part of the United States with 2003 sales of $12 million and projected 2004 sales of $16 million. Then, on November 10, 2004, World Health announced that it had signed a letter of intent to acquire substantially all of the assets of an Atlanta-based medical staffing company with projected 2004 sales of approximately $73 million and projected 2005 sales of $84 million. These acquisitions, which were consummated in late 2004 and early 2005, were again made with a combination of cash, promissory notes, assumption of debt and World Health stock.

34. On August 16, 2004 the Company announced its results for the quarter ended June 30, 2004. World Health reported sales for the quarter of $5,561,518 compared to $842,352 for the second quarter of 2003. The Company reported gross profit of $1,750,835, compared to

$332,314 for the prior year’s second quarter. It reported a loss per fully diluted share of $0.01, compared with a loss of almost nil for the same quarter in the prior year. Total assets increased to $36,686,661 at June 30, 2004, compared to $5,301,358 at June 30, 2003. Shareholders’ equity increased to $10,259,165 from $2,184,551 at June 30, 2003.

35. On August 23, 2004 the Company filed a Form 10-QSB with the SEC reiterating the results stated in the August 16, 2004 press release and containing certifications pursuant to sections 302 and 906 of the Sarbanes Oxley Act of 2002 signed by defendant McDonald. These Certifications were identical to the ones presented above and were false and misleading because the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition.

36. On September 20, 2004 Dutton Associates released a research note on behalf of the Company stating that “the Company has more than doubled in size through acquisitions over the past year. These acquired operations will contribute for the entire period for the first full year in 2005. We expect 2005 revenue of $76 million compared with less than $4 million in 2003 and $46 million in 2004. We are looking for EPS of $0.38 in 2005, more than double the $0.16 expected for 2004. Our target price of $5.50 represents a P/E of 14x our 2005 EPS estimate of $0.38. We consider this a reasonable valuation, which, at approximately 100% above the current price, supports our Strong Buy rating on the shares.”

37. On October 25, 2004 the Company filed a prospectus with the SEC offering to sell 31,005,185 shares of stock on behalf of certain selling stockholders.

38. On November 22, 2004 the Company announced its results for the quarter ended September 30, 2004. World Health reported sales of $10,543,872, an increase of 1015% over the sales of $945,761 reported for the third quarter of 2003. The Company reported gross profit of

$3,746,828, an increase of 714% over gross profit of $460,491 reported for the same quarter of 2003. The Company reported a loss per fully diluted share of ($0.02), compared to a loss of ($0.01) for the same quarter of the prior year. It reported total assets of $40,614,934 and shareholders’ equity of $17,992,946, compared to total assets of $5,301,358 and shareholders’ equity of $2,184,551 for the quarter ended December 31, 2003.

39. On December 9, 2004 Dutton Associates released a research report at the behest of the Company that discussed the Company’s growth and operations. The report noted that in order to complete recent acquisitions, “the Company added (through Sept 30th) approximately $11 million in debt and issued approximately 9.7 million new shares (a 40% expansion of the shares outstanding). While the performance of the combined operations remains to be seen, we believe the management has selected and priced these acquisitions carefully to ensure immediate accretion to the bottom-line and contribution to a solid foundation of the business.”

40. On March 29, 2005 World Health announced its results for the quarter and fiscal year ended December 31, 2004. For the three month period, the Company reported sales of $22,553,603, an increase of 2244% over sales of $962,337 reported for the same period in 2003. The Company attributed the growth to its acquisitions and organic growth. The Company reported gross profit for the fourth quarter of $3,928,592, an increase of 802% compared to $489,712 reported for the fourth quarter of 2003. For the full year, the Company reported sales of $40,339,739, compared to sales of $3,693,337 for 2003. Gross profit for the year was $10,242,997, compared to $1,599,794 for the prior year. Total assets as of December 31, 2004, were reported as $100,697,761, compared to $5,301,358 as of December 31, 2003. Shareholders’ equity increased to $36,018,763 as of December 31, 2004, compared to $2,184,551 as of December 31, 2003. Defendant McDonald stated:

The Company achieved critical mass in the fourth quarter, substantially through strategic acquisitions and strong organic growth. We now offer all of the product lines that are integral to staffing the healthcare industry, making us a ‘one-stop’ staffing solution for an entire healthcare system. We have established a national reach and expect the benefits to include additional client contracts, a deeper talent pool of consultants and stronger financial performance. We have also reduced our overall debt and improved our financial and operating position.

* * *

The first quarter of 2005 has also yielded excellent results so far and put us on schedule to meet our goals for the year. We expect our first quarter earnings to be $.08 to $.10 per share on revenues of $39 million to $42 million. Overall, we believe we are well-positioned to meet the increasing demand for healthcare staffing services that the Company has been experiencing and we reiterate our guidance for 2005 of $200 million in revenues and $.50 to $.55 in net earnings.

* * *

The Company expects to report a corresponding non-cash, beneficial increase in earnings in the first quarter of 2005 as a result of having incurred in the fourth quarter of 20004 certain non-cash expenses associated with preferred stock transactions recognized in the fourth quarter.

* * *

By incurring certain non-cash expenses in 2004, we have, in our estimation, positioned the Company for a profitable 2005. The financing we completed with CapitalSource Finance LLC in February 2005 to refinance existing indebtedness should provide us with the working capital and flexibility needed for us to grow our revenues to over half a billion dollars within the next two years through organic growth and acquisitions.

Defendant Sercu added:

We are on track and continue to execute our plan to become the premier healthcare staffing company in the market. We have exceeded our organic growth expectations and continue to experience the benefits of our integration efforts. Our key performance metrics are increasing and all divisions are seeing the results of efforts to improve profitability.

41. The preceding statements were false and misleading when made because the Company could not properly ascertain the number of shares outstanding, its debt, or its tax liabilities, and the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition. The price of World Health stock closed on March 29, 2005 at $3.30 per share.

42. On April 15, 2005 the Company filed a Form 10-KSB with the SEC for the period ended December 31, 2004 that reiterated the results of the March 29, 2005 press release and contained certifications pursuant to sections 302 and 906 of the Sarbanes Oxley Act of 2002 signed by defendant McDonald. These Certifications were identical to the ones presented above and were false and misleading because the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition.

43. The Form 10-KSB also contained a report prepared and signed by Daszkal Bolton (the Company’s auditor) stating, in pertinent part:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

World Health Alternatives, Inc.

We have audited the accompanying consolidated balance sheets of World Health Alternatives, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company is currently in consultation with members of the Office of the Chief Accountant of the Securities and Exchange Commission (SEC) regarding the application of Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and Financial Accounting Standards Board Statement No. 133 Accounting for Derivative Instruments and Hedging Activities to the redemption and conversion features of the preferred stock issued in December 2004. The financial statements for the fiscal year ended December 31, 2004 (“2004 financial statements”) reflect the classification of these features of the preferred stock as embedded derivatives as more fully discussed in Note 2. Resolution of the accounting treatment discussion between the Company and the SEC may result in a restatement of the 2004 financial statements.

In our opinion, except for the effects on the 2004 financial statements of such adjustments, if any, as might be determined to be necessary depending on the resolution of the accounting treatment discussed in the preceding paragraph, the financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of World Health Alternatives, Inc. at December 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DASZKAL BOLTON LLP

44. Defendant Daszkal Bolton’s report was false and misleading because the Company could not properly ascertain the number of shares outstanding, its debt, or its tax liabilities, and the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition.

45. On May 12, 2005 World Health announced its results for the quarter ended March 31, 2005. The Company reported revenues of $40,477,810, compared to revenues of $1,680,745 reported for the same quarter of 2004. It reported gross profit of $11,498,570 versus gross profit of $665,452 for the first quarter of 2004. Earnings per share were reported to be $0.08 per fully diluted share, versus a loss of ($0.01) per fully diluted share for the same quarter of the prior year. The Company reported total assets as of March 31, 2005, of $112,836,140, compared to assets of $100,592,422 as of December 31, 2004 and $4,984,794 as of March 31, 2004. Shareholders’ equity was reported as $50,381,614 as of March 31, 2005 compared to $37,402,921 at December 31, 2004 and $3,595,348 at March 31, 2004.

46. In a May 12, 2005 conference call for analysts and large investors in connection with the Company’s first quarter earnings release, defendant McDonald emphasized that the Company accrued taxes in accordance with relevant GAAP pronouncements and stated that “[w]e expect to be a taxpayer sometime in the third quarter [of 2005].”

47. On May 13, 2005 the Company announced that it was restating upward its financial results for the quarter and fiscal year ended December 31, 2004 as a result of its determination that certain “large, non-cash expenses in connection with a preferred stock transaction that occurred in December 2004” were improperly recorded. The press release quotes McDonald as stating:

We recorded the non-cash expenses in the fourth quarter of 2004 because we wanted to utilize a conservative reporting approach until we could consult with the Office of the Chief Accountant [of the SEC] and confirm that our position that the preferred stock conversion and redemption features did not create a need for any derivative accounting was correct. Additionally, the Company determined that the warrants associated with the transaction were a liability and therefore the $3,003,591 fair value of the warrants was recorded as a liability. The Company believed it was important to pursue this matter to increase the transparency of its financial reporting and better enable the market to evaluate the Company’s financial results in 2004 and in the future. This positive restatement completes the Company’s review of this matter as referenced in our 10-KSB for 2004.

The press release stated further that the Company was filing a Form 10-KSB/A later that day setting forth revised financial statements that would exclude the large, non-cash expenses relating to the preferred stock transaction. According to the Company’s press release, “As a result, the Company’s earnings for the quarter and fiscal year ended December 31, 2004 increased to 14 cents.” In reality, however, a comparison of the Form 10-KSB/A filed on or about May 18, 2005, with the March 29, 2005 press release announcing the Company’s results for the fourth quarter and year ended December 31, 2004 shows that this restatement merely reduced the Company’s reported loss by 14 cents per share, from ($0.81) per share, as reported on March 29, 2005, to ($0.67) per share, as reported on or about May 18, 2005, as opposed to creating positive net earnings of 14 cents per share.

48. On May 16, 2005 the Company filed a Form 10-QSB with the SEC for the period ended March 31, 2005. The report noted that:

Effective December 15, 2004, the Company closed on a financing transaction with a group of private investors (“Investors”) of up to $11,825,000. The financing consisted of two components: (a) 12,823 shares of Series A Convertible Preferred Stock with a principal amount of $12,823,000 at a dividend rate of 8% per annum and (b) Warrants registered in the name of each Investor to purchase up to a number of shares of common stock of the Company equal to 25% of such Investor’s Subscription Amount divided by the subscription amount of $3.00 per share. The Investors have the right to purchase an aggregate of 1,068,583 shares of the Company’s restricted common stock. The Warrants have an exercise price equal to the closing price of the Company’s common stock on the day prior to the closing ($3.86). The Warrant, which expires five years from the date of issuance, results in proceeds of $4,124,730 to the Company upon its exercise. The dividends are cumulative until December 31, 2006, and will be paid from an escrow established at closing if the Investors elect to be paid in cash. Under certain circumstances the Company may elect to pay the dividend in shares of the Company’s common stock.

The Preferred Stock is convertible into shares of Common Stock of the Company at a conversion price of $3.00 per share, which would result in the issuance of 4,274,333 shares of the Company’s common stock if all shares were converted.

49. This preceding statement was false and misleading when made because the Company was unable to ascertain the number of shares outstanding, could not correctly account for its convertible debt and warrants associated with its preferred stock, and, was in breach of its existing financing documents.

50. The Form 10-QSB contained certifications pursuant to sections 302 and 906 of the Sarbanes Oxley Act of 2002 signed by defendant McDonald. These Certifications were identical to the ones presented above and were false and misleading because the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition.

51. On July 11, 2005 Transaction Advisory Services, LLC (“TAS”) made public a letter it submitted to the SEC in which TAS urged the SEC to investigate alleged misrepresentations made by World Health and McDonald in previous SEC filings concerning McDonald’s educational background. At the time TAS made this letter public, its subsidiary, Crusader Investments, LLC, was in litigation with World Health over World Health’s alleged breach of a contract authorizing Crusader to serve as World Health’s exclusive agent for acquiring medical placement services companies. According to TAS, representations in World Health’s SEC filings that McDonald graduated from the University of Pittsburgh in April 1996 with a degree in business administration, and that he received a Masters and Doctoral degree in business administration from Bridgewater University in London were false. TAS contended that the University of Pittsburgh’s records show only that McDonald attended the University of Pittsburgh from September 1992 to April 1995, but did not earn a degree. Additionally, TAS contended that Bridgewater University was not recognized by the UK’s Department of Education and Skills as an institution having the power to award educational degrees. Moreover, according to TAS, the State of Oregon Student Assistance Office of Degree Authorization classifies Bridgewater as an “invalid institution.” TAS further stated that on July 15, 2004 World Health filed a Form 8-K with the SEC, signed by McDonald, stating that “records available at the time could not confirm” that McDonald graduated with a B.S. degree from the University of Pittsburgh, but that the Company believed that “the University of Pittsburgh ultimately will provide such confirmation” and that the Company was removing the previously reported biographical information of McDonald from its SEC filings.

52. On July 13, 2005 the Company announced that it had appointed Bruce Hayden as its new Chief Financial Officer. Mr. Hayden was hired at an annual salary of $215,000 and was awarded 500,000 shares of stock and up to $100,000 in relocation expenses. The price of World Health stock closed at $3.22 per share on this announcement.

53. On August 16, 2005 the Company revealed the first indications that it had discovered that previously reported financial results were fraudulent. On that date, the Company unexpectedly and abruptly announced that McDonald had resigned as President and Chief Executive Officer “for health and family reasons.” The Company appointed COO John Sercu as Chief Executive Officer on an interim basis. The Company also announced that it had notified the SEC that it would not file its 10-Q for the June 30, 2005 quarter on time.

54. On behalf of the Company, Dutton Associates also issued a release announcing that “the surprise resignation of CEO Rich MacDonald this morning appears related to the delay in filing the financials. It is important to note that the fact that he resigned rather than being terminated by the company indicates that the company (or Board of Directors) had not discovered some impropriety but rather that there is some simple delay or problem with the results being finalized and released.” The price of World Health stock dropped $1.116 or 32% to close at $2.344 per share on these announcements.

55. The statements referenced above were each materially false and misleading because they failed to disclose the following material adverse facts which were then known to Defendants or recklessly disregarded by them:

a. that defendants engaged in improper accounting practices. As detailed herein, World Health has admitted that its prior financial reports are materially false and misleading as it announced that it is going to restate its results for 2004 and 2005;

b. that there were discrepancies in the number of shares outstanding;

c. that there were apparent discrepancies in the financial statement recognition of a convertible debenture and warrant agreement associated with the Company’s preferred stock;

d. that there was underpayment of certain tax liabilities in excess of $4 million;

e. that irregular reports to the Company’s lenders resulted in excess funding under the Company’s lending arrangements of approximately $6.5 million;

f. that the Company is in breach of existing financing documents;

g. that the Company lacked adequate internal controls and was therefore unable to ascertain its true financial condition; and

h. that as a result of the foregoing, the values of the Company’s patient receivables and patient revenue were materially overstated at all relevant times.

The August 19, 2005 Announcement

56. The Company issued the following press release on August 19, 2005 without any prior warning,:

World Health Alternatives, Inc. Commences Investigation

World Health Alternatives, Inc. (OTC BB: World Health.OB) announced today that, following the recent departure of former Chief Executive Officer, Richard E. McDonald, the Company is investigating issues that include, but may not be limited to, apparent discrepancies in the amount of the debenture and warrant agreement associated with the Company’s preferred stock, the underpayment of certain tax liabilities in excess of $4 million, and irregular reports to the Company’s lenders that resulted in excess funding under the Company’s lending arrangements of approximately $6.5 million, in addition to other issues which may constitute breaches of existing financing documents.

The Company has retained outside counsel, and the Board of Directors has retained special counsel to conduct an investigation into the discrepancies. The amounts at issue could change as the investigation continues. Since the Company’s stock is traded on the OTC Bulletin Board, the Company does not have the authority to suspend trading of its stock.

The Company has also terminated its engagement with Daszkal Bolton LLP, its outside auditing firm, and will begin a search for a new auditing firm. It is expected that the Company’s prior financial reports will be restated. The Company is actively working with its investment banking and funding sources to raise capital to meet its short-term cash obligations. John Sercu, the interim Chief Executive Officer of the Company, stated, “It is very unfortunate to have discovered that we have to deal with these issues, but management and the Board are working diligently to resolve them. The Company continues to make staffing placements of its medical and other professionals on a daily basis with its clients, and we look forward to continuing our business into the future.”

57. This announcement caused the price of World Health stock to drop precipitously from a close of $3.46 per share on August 15, 2005 to a close of $0.49 per share on August 19, 2005.

58. The Company’s financial statements throughout the Relevant Period were materially false and misleading because, inter alia, of the misstatement of the amount of the debenture and warrant agreement associated with the Company’s preferred stock, the underpayment of tax liabilities in excess of $4 million, and intentional misstatements to the Company’s lenders which caused them to over-fund the Company’s lending arrangements by approximately $6.5 million.

59. World Health’s statement that the Company’s reports to its lenders were “irregular” is an admission that the Company’s management intentionally falsified these reports. In addition, the circumstances of the “discovery” of the intentional falsification of the Company’s financial statements and reports to its lenders following the abrupt “resignation” of McDonald, who served as the Company’s Chief Financial Officer until July 2005, strongly suggest McDonald’s complicity in falsifying the Company’s financial statements. McDonald’s falsification of his academic credentials in the Company’s SEC filings, moreover, is further evidence of his intent to deceive the public.

60. On August 24, 2005 the first of several Class Actions for violations of federal Securities laws were filed in the Western District of Pennsylvania. Other securities class actions have been filed in the Southern District of Florida.

61. On August 29, 2005 the Company filed a form 8-K with the SEC announcing that the Company had entered into indemnification agreements with each of the officers and directors of World Health, including Bruce Hayden and John Sercu, who have been named as Defendants in some of the securities class actions. Although the announcement was made on August 29, 2005, the indemnification agreements were dated August 23, 2005, one day prior to the filing of the first securities class action. The 8-K also announced that Bruce Hayden had resigned as Chief Financial Officer of the Company.

62. On August 24, 2005 the Company filed a Form 8-K with the SEC which announced that management discovered approximately $22 million in debt of which it was not previously aware. The 8-K stated:

Current management of World Health Alternatives, Inc. (the “Company”) recently became aware that the Company entered into a Securities Purchase Agreement dated as of May 17, 2005 (the “Purchase Agreement”) with certain investors pursuant to which the Company issued (i) $22,037,828.93 principal amount of the Company’s debentures, convertible into shares of common stock at a $3.00 conversion price (subject to adjustment) per share, due on August 17, 2008 (the “May Debentures”) and (ii) warrants (the “May Warrants”) to purchase 4,205,693 shares of the Company’s common stock with an exercise price of approximately $2.90 per share (subject to adjustment). Pursuant to the Purchase Agreement, the May Debentures were issued at a discount, and the aggregate principal amount issued represents 131.58% of the valuation of the consideration received. The consideration received by the Company for the issuance of the May Debentures and Warrants was $16,748,616, consisting of $1,969,866 paid in cash and $14,778,750 paid by the delivery and cancellation of Series A Convertible Preferred Stock held by the investors, which was valued at 125% of stated value pursuant to the Purchase Agreement. In connection with this transaction, the

Company also entered into a Registration Rights Agreement dated May 17, 2005 with the investors under the Purchase Agreement. The Registration Rights Agreement, in part, provides certain registration rights to the investors, establishes payments to them based on a percentage of the subscription amount for the May Debentures and Warrants if certain registration obligations are unmet and contains customary cross-indemnification covenants between the Company and the investors. The Registration Rights Agreement provided that the Company was required to file a registration statement registering the resale of common stock issuable in respect of the May Debentures and Warrants within 45 days of May 17, 2005 and to use its best efforts to cause such registration statement to be declared effective within 90 days of May 17, 2005, subject to certain exceptions.

On August 18, 2005, the Company entered into a Bridge Loan Agreement pursuant to which Palisades Master Fund LP (the “Lender”) has provided the Company with $4,000,000 in bridge financing, the proceeds of which have been used for working capital and to fund business operations (the “Bridge Loan”). In consideration for the Bridge Loan, the Company reduced the conversion price on the May Debentures issued to the Lender pursuant to the Purchase Agreement from $3.00 to $1.25 per share, subject to adjustment.

* * *

The Company is seeking to have the holders of the May Debentures and the Bridge Loan commit to exchange such securities in connection with a proposed new convertible preferred stock and warrant financing. No assurance can be given that such exchange or new financing will be completed.

In addition, the Company is party to a number of agreements under which the Company is obligated to register the resale of privately placed securities. Certain of these agreements provide for liquidated damages in the event that a registration statement is not declared effective by a specified date or does not remain effective, or if the associated prospectus is not kept current. The Company has not registered all of the securities covered by such agreements, and in view of the matters identified in Item 4.02 below, has issued notice to the selling stockholders under its Form SB-2 Registration Statement, File No. 333-119643 to suspend sales. As a result, the Company may be subject to liquidated damage claims. See Item 1.01 above. At this time the Company cannot estimate when sales under such Form SB-2 may resume or additional registration statements may be filed or what liquidated damage claims may be asserted.

As a result of the issues noted above and related uncertainties, the Board of Directors together with current executive officers of the Company determined on August 19, 2005 that the Company’s previously issued financial statements for 2004 and 2005 should not be relied upon at this time. The Company intends to restate these financial statements based on the finding of its investigation and following review by a new independent accountant to be engaged by the Company. The Company is in the early stages of its internal investigation, and in the process of the investigation the Company may discover information that will raise other issues or cause the Company to conclude that financial statements for other prior periods may also need to be restated.

(Emphasis added.)

63. On September 9, 2005 the Company announced that it had retained Alvarez & Marsal LLC, a global professional services firm specializing in turnaround management, to work with World Health’s Board of Directors and management to evaluate the business plan and strategic capital structure of the Company.

64. On September 13, 2005 the Company filed an 8-K in which it announced that it was aware that the SEC is conducting a formal investigation involving the Company.

65. On September 23, 2005 the Company filed an 8-K with the SEC announcing that Bristol Investment Fund, Ltd. notified the Company that World Health was in default of the terms of the Convertible Debentures and related warrants to purchase common stock issued in May 2005 due to breaches by World Health of the terms of the Debenture and Purchase Agreement. Bristol notified the Company of a demand for payment of $6,288,373 plus interest and costs.

66. Further, on June 1, 2005 AIPC announced that it had entered into indemnification agreements with certain officers and all directors for the purpose of indemnifying them against the costs associated with shareholder fraud lawsuits, including attorney’s fees and damages that such officers and directors would otherwise have to pay. This announcement came approximately 60 days before the shocking revelation that AIPC was undertaking an investigation of its accounting systems because of inadequate controls, examining past financial statements for possible restatement, and the need to withhold its third quarter financial statements for fiscal 2005 because of problems with the accounting systems.

AUDITOR’S MALFEASEANCE AND MISFEASENCE AND

WORLD HEALTH’S VIOLATION OF GAAP RULES IN ITS QUARTERLY

AND ANNUAL REPORTS FILED WITH THE SEC

67. In order to overstate its earnings during the Relevant Period, World Health violated GAAP and SEC rules.

68. These financial statements (and the statements about them) were false and misleading, because such financial information was neither prepared in conformity with GAAP nor was the financial information a fair presentation of the Company’s operations due to the Company’s improper accounting practices, in violation of GAAP and SEC rules. World Health manipulated financial statements by allowing the Company to misstate the amount of the debenture and warrant agreement associated with the Company’s preferred stock, to underpay tax liabilities in excess of $4 million, and to make intentional misstatements to the Company’s lenders that caused them to over-fund the Company’s lending arrangements by approximately $6.5 million.

69. GAAP are those principles recognized by the accounting profession as the conventions, rules, and procedures necessary to define accepted accounting practice at a particular time. Regulation S-X (17 C.F.R. §210.4-01(a) (1)) states that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate. Regulation S-X requires that interim financial statements must also comply with GAAP, with the exception that interim financial statements need not include disclosure which would be duplicative of disclosures accompanying annual financial statements. 17 C.F.R. §210.10-01(a).

70. Daszkal Bolton performed both annual audits and quarterly reviews of World Health’s financial statements prior to the filing of those statements with the SEC.

71. Given these accounting irregularities, the Company announced financial results that were in violation of GAAP and the following principles:

a. The principle that “interim financial reporting should be based upon the same accounting principles and practices used to prepare annual financial statements” was violated (APB No. 28, ¶10);

b. The principle that “financial reporting should provide information that is useful to present to potential investors and creditors and other users in making rational investment, credit, and similar decisions” was violated (FASB Statement of Concepts No. 1, ¶34);

c. The principle that “financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and effects of transactions, events, and circumstances that change resources and claims to those resources” was violated (FASB Statement of Concepts No. 1,¶40);

d. The principle that “financial reporting should provide information about an enterprise’s financial performance during a period” was violated (FASB Statement of Concepts No. 1, ¶42);

e. The principle that “completeness, meaning that nothing is left out of the information that may be necessary to insure that it validly represents underlying events and conditions” was violated (FASB Statement of Concepts No. 2, paragraph 79);

f. The principle that “financial reporting should be reliable in that it represents what it purports to represent” was violated (FASB Statement of Concepts No. 2, ¶¶58-59); and

g. The principle that “conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered” was violated. (FASB Statement of Concepts No. 2, ¶95).

72. The adverse information concealed by Defendants during the Relevant Period and detailed above was in violation of Item 303 of Regulation S-K under the federal securities law. 17 C.F.R. 229.303.

73. Additionally, Daszkal Bolton as World Health’s auditors, should have raised concerns over certain transactions, including the debenture and warrant agreements, the payment of tax liabilities, the statements to lenders, and the Securities Purchase Agreement of May 17, 2005. Instead, Daszkal Bolton decided to turn a blind eye because of the exorbitant audit and audit related fees it was generating from this engagement. In 2004, Daszkal Bolton earned $382,619 in audit and audit-related fees, compared to $47,520 in audit fees and $26,000 in fees related to the acquisition of Superior Staffing Services, Inc. for fiscal year 2003.

74. Daszkal Bolton knew or recklessly ignored that it was required to be vigilant when auditing/reviewing the above mentioned areas. Daszkal Bolton intentionally, recklessly, and/or with gross negligence failed to comply with Generally Accepted Auditing Standards.

75. The reviews and audits conducted by Daszkal Bolton were knowingly or recklessly not performed in accordance with GRAS in the following respects:

a. Daszkal Bolton violated GARS, General Standard No. 2, which requires an auditor maintain an independence in mental attitudes in all matters related to the engagement. Daszkal Bolton did not exercise independence in performing its audits and reviews of the Company’s financial statements.

b. Daszkal Bolton violated GAAS, Standard of Field Work No. 1, and the standards set forth in Statements on Auditing Standards (“SAS”) Nos. 1 and 53 by, among other things, failing to adequately plan its audit and properly supervise the work of assistants, and to establish and carry out procedures reasonably designed to search for and detect the existence of errors and irregularities that would have a material effect upon the financial statements.

c. Daszkal Bolton violated GAAS, Standard of Field Work No. 2, which requires the auditor to make a proper study of existing internal controls, including accounting, financial and managerial controls, to determine whether reliance thereon was justified, and if such controls are not reliable, to expand the nature and scope of the auditing procedures to be applied. The standard requires that a sufficient understanding of an entity’s internal control structure be obtained to adequately plan the audit and to determine the nature, timing and extent of tests to be performed. Daszkal Bolton knew or recklessly disregarded facts which evidenced that it either failed to sufficiently understand World Health’s internal control structure and/or it disregarded weakness and deficiencies in World Health’s internal control structure, and it failed to adequately plan its audit or expand its auditing procedures. Daszkal Bolton was required by GAAS to sufficiently understand World Health’s internal control structure to adequately plan its audit and to determine the nature, timing and extent of tests to be performed.

d. Daszkal Bolton violated GAAS, Standard of Field Work No. 3, which requires sufficient competent evidential matter to be obtained through inspection, observation, inquiries and confirmations to afford a reasonable basis for an opinion regarding the financial statements under audit.

76. Daszkal Bolton also failed to adhere to at least the following SAS provisions:

a. Daszkal Bolton violated SAS No. 54 by failing to perform the audit procedures required in response to possible improper acts by World Health.

b. Daszkal Bolton violated SAS No. 31, which requires that an auditor review all corroborating information to support the financial statements being audited, including, but not limited to, invoices, contracts, minutes of meetings, confirmations, written representations by knowledgeable people, and information obtained from independent sources.

c. Daszkal Bolton violated SAS No. 67 by failing to establish and perform confirmations with third parties to verify information obtained in the audit.

d. Daszkal Bolton violated SAS No. 19, which requires that an auditor not substitute client representations for audit procedures necessary to form a reasonable basis as to the opinion being given on financial statements.

e. Daszkal Bolton violated SAS No. 82, which requires that auditors “specifically assess the risk of material misstatement of the financial statements due to fraud and should consider that assessment in designing the audit procedures to be performed.” AU § 316. Daszkal Bolton failed to consider obvious risk factors indicating the existence of fraud, including:

“an excessive interest by management in maintaining or increasing the entity’s stock price or earnings trends through the use of unusually aggressive accounting practices.” AU § 316.17.

77. Given the fact that Daszkal Bolton audited World Health’s financial statements for a considerable period of time and had a thorough knowledge of the Company’s financial history, accounting practices, internal controls, and business operations, Daszkal Bolton either failed to:

a. identify areas that needed special consideration or identified such areas and audited them in a manner that was so deficient it amounted to no audit at all;

b. assess the conditions under which accounting data was produced, processed, reviewed, and accumulated within the organization;

c. evaluate the reasonableness of management’s representations and the Company’s estimates or evaluated them in a manner which was so deficient that it amounted to no evaluated at all; or

d. judge the appropriateness of the accounting principles applied and the adequacy of disclosures in the Company’s financial statements. In this regard, Daszkal Bolton failed to “recognize that management’s selection and application of significant accounting policies, particularly those related to revenue recognition... maybe missed.” AU §316A.19.

DUTIES OF THE INDIVIDUAL DEFENDANTS

78. By reason of their positions as officers-and/or directors of the Company and because of their ability to control the business and corporate affairs of the Company, the Individual Defendants owed the Company and its shareholders the fiduciary obligations of good faith, trust, loyalty, and due care. Each director and officer of the Company owed to the Company and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company. In addition, the Defendants owed a duty to the Company and its shareholders to implement adequate internal controls and procedures to reasonably assure that the financial condition and business prospects of the Company were reported truthfully and accurately, that the Company complied with all applicable state and federal laws and that the Company’s financial statements were prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) SEQ CHAPTER \h \r 1. As set forth in this Complaint, the Individual Defendants violated these duties and abdicated their oversight responsibilities to the Company. As a result, the Company has been named as a defendant in and exposed to millions of dollars of liability from securities class action lawsuits and has incurred and will continue to incur legal, accounting and other expenses. As a further result, the Company is the subject of a Securities and Exchange Commission (“SEC”) investigation.

79. As further alleged herein, World health’s current Board of Directors is unable to make an impartial determination as to whether to institute legal proceedings to redress the wrongdoing alleged herein because a majority of its members (1) faces a substantial likelihood of liability for non-exculpated breaches of their fiduciary duties to the Company and shareholders by their participation or acquiescence in the wrongdoing alleged herein and/or complete failure to perform their oversight duties to the Company, failure to implement internal accounting controls sufficient to reasonably assure that the Company’s financial statements were prepared and presented in accordance with GAAP, and failure to oversee the Company’s compliance with legally mandated disclosure standards and systemic failure to assure that a reasonable information and reporting system existed, and/or (2) are not independent.

DERIVATIVE AND DEMAND EXCUSED ALLEGATIONS

80. Plaintiffs bring this action derivatively in the right and for the benefit of World Health to redress injuries suffered and to be suffered by World Health as a result of the breaches of fiduciary duty by the Individual Defendants. This is not a collusive action to confer jurisdiction on this Court which it would not otherwise have.

81. Plaintiff will adequately and fairly represent the interests of World Health and its shareholders in enforcing and prosecuting its rights.

82. Plaintiff is an owner of World Health common stock and was an owner of World Health common stock during the time in which the Individual Defendants’ wrongful course of conduct alleged herein was occurring through the present.

83. World Health’s Board of Directors is currently composed of two directors - Jackson and Higbee. Defendant McDonald was a member of the Board of Directors until his resignation on August 16, 2005.

84. Defendant Jackson has served as a member of the Board of Directors since February 18, 2004. He is a member of the Board’s Audit Committee.

85. Defendant Higbee has served as a member of the Board of Directors since February 18, 2004. He is a member of the Board’s Audit Committee, and was designated the Committee’s “financial expert.”

86. The Audit Committee’s responsibilities include assisting the Board in its oversight of financial statements and compliance with legal and regulatory requirements (including SEC requirements regarding audit related matters); the performance of accounting and reporting processes; and the independent auditors’ qualifications, independence, performance and audits.

87. As a result of the facts set forth herein, Plaintiffs have not made any demand on World Health’s Board of Directors to institute this action against the Individual and Director Defendants. Such demand would be a futile and useless act because the Board is incapable of making an independent and disinterested decision to institute and vigorously prosecute this action for the additional following reasons:

a. As set forth above, each of the Defendant Directors exhibited a sustained and systematic failure to fulfill his fiduciary duties, by failing to implement adequate internal controls and procedures necessary to reasonably assure that the Company’s financial statements presented accurately and fairly the Company’s financial position in accordance with GAAP which could not have been an exercise of good faith business judgment and the Defendant Directors face a substantial likelihood of liability for such breaches of fiduciary duties.

b. Each of the Defendant Directors were members of the Company’s Board of Directors’ Audit Committee and served in that capacity during all of the Relevant Period. As members of the Audit Committee, Defendant Directors were charged with the responsibility and duty of oversight of the Company’s financial statements, its compliance with legal and regulatory requirements including SEC requirements, the performance of the accounting and reporting processes, and the independent auditor’s qualifications, independence, performance and audits.

c. The Company’s pending restatement and the Company’s admission of the Company’s GAAP violations that necessitated the restatements, demonstrates that Defendant Directors breached their duties to the Company. As a result of their breaches of their obligations and duties to the Company, the Company has been named in numerous securities fraud class action lawsuits and has incurred unnecessary legal and accounting fees. These Defendants face a substantial likelihood of liability for their wrongful conduct. Therefore, demand upon Defendant Jackson and Higbee would be futile.

d. The Director Defendants of World Health, as more fully detailed herein, participated in, approved and/or permitted the wrongs alleged herein to have occurred and participated in efforts to conceal or disguise those wrongs from World Health’s stockholders or recklessly and/or negligently disregarded the wrongs complained of herein, and are therefore not disinterested parties. Each of the Director Defendants exhibited a sustained and systemic failure to fulfill their fiduciary duties, which could not have been an exercise of good faith business judgment and amounted to gross negligence and extreme recklessness.

e. In order to bring this suit, a majority of the Directors of World Health would be forced to sue themselves and persons with whom they have extensive business and personal entanglements, which they will not do, thereby excusing demand.

f. The acts complained of constitute violations of the fiduciary duties owed by World Health’s directors and these acts are incapable of ratification.

g. Any suit by the current directors of World Health to remedy these wrongs would likely expose the Individual and Director Defendants, and World Health, to additional liability for violations of the securities laws that would result in civil actions against the Individual and Director Defendants.

h. World Health has been and will continue to be exposed to significant losses due to the wrongdoing complained of herein, yet the Director Defendants and current Board have not filed any lawsuits against themselves or others who were responsible for that wrongful conduct to attempt to recover for World Health any part of the damages World Health suffered and will suffer thereby.

i. If the current Directors were to bring this derivative action against themselves, they would thereby expose their own misconduct, which underlies allegations contained in class action complaints for violations of securities law, which admissions would impair their defense of the class actions and greatly increase the probability of their personal liability in the class actions, in an amount likely to be in excess of any insurance coverage available to the Individual and Director Defendants. In essence, they would be forced to take positions contrary to the defenses they will likely assert in the securities class actions. This they will not do. Thus, demand would be futile.

j. If World Health’s current and past officers and directors are protected against personal liability for their acts of mismanagement, abuse of control and breach of fiduciary duty alleged in this Complaint by directors’ and officers’ liability insurance, they caused the Company to purchase that insurance for their protection with corporate funds, i.e., monies belonging to the stockholders of World Health. However, due to certain changes in the language of directors’ and officers’ liability insurance policies in the past few years, it is believed that the directors’ and officers’ liability insurance policies covering the Individual and Director Defendants in this case contain provisions that eliminate coverage for any action brought directly by World Health against these Director Defendants, known as, inter alia, the “insured versus insured exclusion.” As a result, if these directors were to sue themselves or certain of the officers of World Health, there would be no directors’ and officers’ insurance protection and thus, this is a further reason why they will not bring such a suit. On the other hand, if the suit is brought derivatively, as this action is brought, such insurance coverage exists and will provide a basis for the Company to effectuate recovery. If there is no directors’ and officers’ liability insurance at all then the current directors will not cause World Health to sue themselves or their co-board members, since they will face a large uninsured liability.

k. The Director Defendants approved into indemnification agreements between the Company and themselves and the officers of World Health, including Defendants Hayden and Sercu, who have been named as Defendants in some of the securities class actions. Although the announcement was made on August 29, 2005, the indemnification agreements were dated August 23, 2005, one day prior to the filing of the first securities class action.

l. Defendant McDonald, a Director until his resignation on August 16, 2005, is the beneficial owner of 11.3% of the Company’s common stock. This stock is held individually. As such Defendant McDonald completely control and dominate the Board of Directors of the Company.

88. Plaintiff has not made demand on the shareholders of World Health to institute this action since demand would be a futile and useless act for the following reasons:

a. World Health is a publicly held company with approximately 46.88 million shares outstanding, and thousands of shareholders;

b. Making demand on such a number of shareholders would be impossible for Plaintiff, who has no way of finding out the names, addresses or phone numbers of all the shareholders; and

c. Making demand on all shareholders would force Plaintiff to incur huge expenses, assuming all shareholders could be individually identified.

89. World Health has expended and will continue to expend significant sums of money as a result of the illegal and improper actions described above. Such expenditures will include, but are not limited to:

a. Costs incurred to carry out internal investigations, including accounting fees and legal fees paid to outside counsel and experts; and

b. Costs and legal fees for defending World Health and the Individual and Director Defendants against private class action litigation arising from illegal and improper conduct alleged herein.

FIRST CAUSE OF ACTION

Against Individual Defendants

for Breach of Fiduciary Duty

90. Plaintiff incorporates by reference and reallege each and every allegation set forth above as if set forth fully herein.

91. The Individual Defendants owed and owe World Health fiduciary obligations. By reason of their fiduciary relationships, the Individual Defendants owed and owe World Health the highest obligation of good faith, fair dealing, loyalty and due care.

92. The Individual Defendants, and each of them, violated and breached their fiduciary duties of care, loyalty, reasonable inquiry, oversight, good faith and supervision.

93. The Individual Defendants had actual or constructive knowledge that they had caused the Company to improperly misrepresent the financial condition and business prospects of the Company and failed to correct the Company’s publicly reported financial results and guidance. Moreover, the Individual Defendants completely abdicated their fiduciary duties to the Company by failing to implement internal financial controls that would have prevented the wrongdoing alleged herein. These actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.

94. As a direct and proximate result of the Individual Defendants’ failure to perform their fiduciary obligations, World Health has sustained significant damages. As a result of the misconduct alleged herein, the Individual Defendants are liable to the Company.

SECOND CAUSE OF ACTION

Against The Individual Defendants

for Abuse of Control

95. Plaintiff incorporates by reference and reallege each and every allegation set forth above as if set forth fully herein.

96. The Individual Defendants’ misconduct alleged herein constituted an abuse of their ability to control and influence World Health, for which they are legally responsible.

97. As a direct and proximate result of the Individual Defendants’ abuse of control, World Health has sustained significant damages.

98. As a result of the misconduct alleged herein, the Individual Defendants are liable to the Company.

THIRD CAUSE OF ACTION

Against The Individual Defendants

for Gross Mismanagement

99. Plaintiff incorporates by reference and reallege each and every allegation set forth above as if set forth fully herein.

100. By their actions alleged herein, the Individual Defendants, either directly or through aiding and abetting, abandoned and abdicated their responsibilities and fiduciary duties with regard to prudently managing the assets and business of World Health in a manner consistent with the operations of a publicly held corporation.

101. As a direct and proximate result of the Individual Defendants’ gross mismanagement and breaches of duty alleged herein, World Health has sustained significant damages in excess of millions of dollars.

102. As a result of the misconduct and breaches of duty alleged herein, the Individual Defendants are liable to the Company.

FOURTH CAUSE OF ACTION

Against The Individual Defendants

for Waste of Corporate Assets

103. Plaintiff incorporates by reference and reallege each and every allegation set forth above as if set forth fully herein.

104. As a result of the Individual Defendants’ improper conduct and by failing to properly consider the interests of the Company and its public shareholders by failing to conduct proper supervision, Individual Defendants have caused World Health to waste valuable corporate assets by paying bonuses to certain of its executive officers and exposing the Company to potentially millions of dollars of legal liability and/or legal costs to defend the Individual Defendants’ unlawful actions.

105. As a result of the waste of corporate assets, the Individual Defendants are liable to the Company.

FIFTH CAUSE OF ACTION

Against The Individual Defendants

for Unjust Enrichment

106. Plaintiff incorporates by reference and reallege each and every allegation set forth above as if set forth fully herein.

107. By their wrongful acts and omissions, the Individual Defendants were unjustly enriched at the expense of and to the detriment of World Health.

108. Plaintiff, as a shareholder and representative of World Health, seeks restitution from the Individual Defendants, and seeks an order of this Court disgorging all profits, benefits and other compensation obtained by the Individual Defendants, from their wrongful conduct and breaches of fiduciary duties.

SIXTH CAUSE OF ACTION

Professional Negligence and Accounting

Malpractice Against Defendant Daszkal Bolton

109. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as if set forth fully herein.

110. World Health retained Daszkal Bolton to perform annual audits and quarterly reviews of its financial statements, along with reviews of the Company’s internal controls to ensure compliance with federal law.

111. In performing auditing and accounting services on behalf of World Health and engaging in the wrongful actions alleged herein, Defendant Daszkal Bolton knew or should have known that its client would (and did) transmit false and misleading financial information to the investing public. Defendant Daszkal Bolton failed to discharge its duties regarding World Health’s failure to adhere to GAAP, however, and Daszkal Bolton failed to conduct its audits in accordance with GAAS by failing to detect and report the intentional errors and irregularities in the Company’s financial statements.

112. In performing the auditing and accounting services for World Health in the manner alleged herein, Defendant Daszkal Bolton breached its fiduciary duty to World Health and its shareholders to use such skill, care and diligence as members of their profession are required to exercise.

113. World Health relied to its detriment on Defendant Daszkal Bolton and was damaged thereby.

114. As a direct, foreseeable, and proximate result of Defendant Daszkal Bolton’s breach of said duty owed to World Health, World Health was damaged in an amount to be proved at trial.

SEVENTH CAUSE OF ACTION

Aiding and Abetting Breaches of Fiduciary Duty Against Daszkal Bolton

115. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.

116. Defendant Daszkal Bolton aided and abetted the other Defendants in breaching their fiduciary obligations owed to World Health resulting in the wrongdoing and damages to World Health complained of herein. Daszkal Bolton knew or should have known that World Health’s financial statements during the Relevant Period contained materially false and misleading information. Daszkal Bolton also knew or should have known that the false and misleading information would be used, in whole or party, by World Health to prepare its publicly reported financial results and financial statements. Nonetheless, Daszkal Bolton prepared and/or approved the false and misleading financial information and thereby aided and abetted Defendants’ breaches of fiduciary duty complained of herein.

117. As a direct, foreseeable, and proximate result of Defendant Daszkal Bolton’s aiding and abetting of Defendants’ breaches of fiduciary duties, World Health has been damaged in amounts to be proven at trial.

EIGHTH CAUSE OF ACTION

Against Individual Defendants Pursuant to 15 U.S.C. § 7243 (Sarbanes-Oxley Act)

118. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.

119. Based upon the allegations made above, and pursuant to 15 U.S.C. § 7243, World Health is entitled to reimbursement of all bonuses and other incentive-based or equity-based compensation paid to the Individual Defendants, as well as any profits realized from the sale of World Health securities by them.

PRAYER FOR RELIEF

WHEREFORE Plaintiffs pray for relief and judgment, as follows:

a. Against the Individual and Director Defendants and in favor of the Company for the amount of damages sustained by the Company as a result of the Individual and Director Defendants’ breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, including attorney fees, accounting fees, investigation expenses and other costs and expenses incurred in connection with the Company’s restatement, the SEC investigation and the securities class action lawsuits;

b. Extraordinary equitable and/or injunctive relief as permitted by law, equity and state statutory provisions sued hereunder, including attaching, impounding, imposing a constructive trust on or otherwise restricting the proceeds of the Individual and Director Defendants’ trading activities or their other assets so as to ensure that Plaintiffs have an effective remedy;

c. Awarding to World Health restitution from the Individual and Director Defendants, and each of them, and ordering disgorgement of all profits, benefits and other compensation obtained by these Individual and Director Defendants;

d. Awarding to Plaintiffs the costs and disbursements of the action, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs, and expenses; and

e. Granting such other and further relief as the Court deems just and proper.

JURY DEMAND

Plaintiffs demand a trial by jury.

Respectfully Submitted,

Vincent A. Coppola
Pa. I.D. No. 50181

Pribanic & Pribanic
513 Court Place
Pittsburgh, PA 15219
(412) 281-8844